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EXHIBIT 10.30

MEMORANDUM OF UNDERSTANDING RE: TERMINATION OF EMPLOYMENT

From: Stephen M. Greenberg

To: Bryan Wiener

Dated: July 21, 2004

         You have submitted your resignation as an employee of Net2Phone, Inc. and any of its affiliates (collectively referred to as "Net2Phone"). The purpose of this Memorandum of Understanding is to set forth the terms and conditions of the termination of your employment pursuant to such resignation.

1. Effective Date: Your resignation will be effective July 30, 2004, and that will be the last day of your employment by Net2Phone. Notwithstanding the foregoing, this agreement shall be null and void and of no force or effect if the Compensation Committee of the Net2Phone Board of Directors shall fail to approve the extension of the exercise period for your options as provided for in paragraph 5 below by August 16, 2004. In such event, your resignation shall nevertheless be effective, and the parties shall remain bound by the terms of all other extant agreements between the parties.

2. Nature of Termination; The termination of your employment shall be deemed to be a "Resignation without Good Reason" under the terms of paragraph 6(b) of your employment agreement with Net2Phone Global Services, LLC, dated November 23, 2003 ("Employment Agreement").

3. Compensation: You will be paid your regular compensation at the current effective annual rate of $220,000 and receive all contractually provided for benefits up to and including the period ending July 30, 2004. In addition, you will receive your commission for the fiscal quarter ending July 31, 2004 promptly following the computation thereof in accordance with past practice. You shall not be entitled to any further compensation or benefits for any period after July 30, 2004.

4. Stock Options: You currently hold vested options to purchase Net2Phone common stock as follows: 100,000 at $5.08 and 150,000 at $3.50. In addition, you hold 105,000 unvested options. The unvested options will be cancelled on October 15, 2004, except that, in the event it shall be determined that Net2Phone Global Services, LLC met its Target (as defined in paragraph 4 ( c ) (2) of your Employment Agreement) for the fiscal year ended July 31, 2004, 35,000 options will become vested and 70,000 options will be cancelled.


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5.       Exercise Period for Vested Options: Provided that the Compensation
         Committee of the Board of Directors shall, prior to August 16, 2004, approve, the period for the exercise of your vested options shall be extended until July 31, 2005. Notwithstanding such extension, you agree not to exercise any options until July 31, 2004 and to be bound by the restrictions of the Net2Phone "trading window" until such "window" has been opened following release of the Net2Phone results of operations for its fiscal year ended July 31, 2004. You shall not be subject to subsequent trading windows.

6. Restrictive Covenants: The provisions of paragraph 10 of the Employment Agreement shall continue to apply in accordance with their terms.

7. Company Owned Property: On or before July 30, 2004, you shall return to Net2Phone Global Services, LLC all company property in your possession, including, but not limited to all copies of company business records, sales records, customer lists and contacts, price lists, product descriptions, agreements, business plans, market studies, employee records, financial records and reports. Notwithstanding the foregoing, you shall be entitled to retain the lap top computer presently assigned to you for your use provided that it is first given over to the Net2Phone's IT Department for removal of all proprietary programs and stored data. Net2Phone makes no warranty with respect to such computer, and it will be given to you in "as is" condition.

8. Best Efforts: In exchange for the extension of the period for the exercise of your vested options as provided for above, you agree to use commercially reasonable efforts to further the company's sales activities for the current fiscal quarter and to assist in the hiring and training of an individual to lead the ICS sales activities. In addition, in a manner consistent with your future full time employment obligations, you will make yourself reasonably available from time to time by telephone or on line during the period August 1, 2004 to December 31, 2004 to consult with representatives of the company and respond to inquiries with respect to matters with which you were involved during the period of your employment. It is understood that in requesting your assistance, the Net2Phone will not be making you privy to its future plans or to other confidential matters.

9. Releases: Except as contemplated by this Memorandum of Understanding, you release Net2Phone, Inc., Net2Phone Global Services, LLC and their respective affiliates, officers, directors, employees, attorneys and agents from any and all claims, losses, liabilities, expenses, damages and obligations.

                  AGREED: Net2 Phone, Inc. and Net2Phone Global Services, LLC

                          /s/ Stephen M. Greenberg
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                          Stephen M. Greenberg


                          /s/  Bryan Wiener
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                          Bryan Wiener